Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Endeavour International Corporation (the "Company") Form 10-K for the year ended December 31, 2014, and the incorporation by reference in the Company's Registration Statement Nos. 333-118503, 333-130515, 333-132684, 333-139304, 333-149744, 333-163781, 333-165853, and 333-19738 on Form S-3, as amended; No. 333-186274 on Form S-4; and Nos. 333-119577, 333-128692, 333-143794, 333-149743, 333-157967, 333 169851, 333-171392, 333-183251, 333-183250, and 333-196566 on Form S-8, as amended, of the reference to Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

March 31, 2015